Exhibit 99.1

Apergy Corporation Announces Pricing of Offering of $300 million of Senior Notes in connection with planned Spin-off

The Woodlands, TX, April 19, 2018 – Apergy Corporation (“Apergy”) today announced the pricing of a $300,000,000 offering of senior notes due 2026 (the “Notes”), in connection with the previously announced spin-off of Apergy from Dover Corporation (“Dover”). The Notes will carry an interest rate of 6.375% and will mature on May 1, 2026. The closing of the offering is expected to occur on May 3, 2018, subject to the satisfaction of customary closing conditions.

Apergy intends to use the net proceeds from the offering, together with borrowings under the new term loan facility that Apergy anticipates entering into in connection with the spin-off, to fund a cash payment to Dover and to pay fees and expenses incurred in connection with the spin-off. Pending completion of the spin-off, which is expected to occur on or about May 9, 2018, the proceeds of the offering will be deposited into escrow for the benefit of the holders of the Notes.

The Notes are being offered for sale to persons reasonably believed to be qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside the United States in compliance with Regulation S under the Securities Act.

The Notes and the related guarantees have not been registered under the Securities Act, or the laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

Cautionary Statement on Forward-Looking Language

This press release includes “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the intended spin-off, the proposed Notes offering and other non-historical statements. Apergy refers you to the Information Statement that is an exhibit to Apergy`s Registration Statement on Form 10, originally filed with the Commission on March 26, 2018, as amended and supplemented, for a discussion of risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Apergy undertakes no obligation to update any forward-looking statement except as required by law.

About Apergy:

Apergy is a leading provider of highly engineered technologies that help companies drill for and produce oil and gas efficiently and safely around the world. Apergy’s products include a full range of equipment essential to efficient functioning throughout the lifecycle of a well—from drilling to completion to production. The company`s principal products consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as polycrystalline diamond cutters for drilling. Apergy also provides a full automation offering consisting of equipment, software, and IIoT solutions for downhole monitoring, wellsite productivity enhancement and asset integrity management.

Investors/Media Contacts:

David Skipper

Vice President & Treasurer

713-230-8031